Exhibit 99.1

Permianville Royalty Trust Announces Monthly Operational Update

HOUSTON, Texas—(BUSINESS WIRE)— December 18, 2023

Permianville Royalty Trust (NYSE: PVL, the “Trust”) today announced the net profits interest calculation for December 2023. The net profits interest calculation represents reported oil production for the month of September 2023 and reported natural gas production during August 2023. The calculation includes accrued costs incurred in October 2023.

As a result of the cumulative outstanding net profits shortfall, which declined from approximately $1.2 million in the prior month to approximately $0.9 million in the current month, no distribution will be paid in January 2024 to the Trust’s unitholders of record on December 29, 2023. As discussed below, distributions cannot resume until the cumulative net profits shortfall is eliminated. Excluding the current shortfall, income from the net profits interest would have been approximately $0.3 million in the current month.

The following table displays reported underlying oil and natural gas sales volumes and average received wellhead prices attributable to the current and prior month recorded net profits interest calculations.

	Underlying Sales Volumes				Average Price
	Oil		Natural Gas		Oil	Natural Gas
	Bbls	Bbls/D	Mcf	Mcf/D	(per Bbl)	(per Mcf)
Current Month	30,663	1,022	263,045	8,485	$86.53	$2.30
Prior Month	36,086	1,164	227,059	7,324	$78.95	$2.33

Recorded oil cash receipts from the oil and gas properties underlying the Trust (the “Underlying Properties”) totaled $2.7 million for the current month on realized wellhead prices of $86.53/Bbl, down $0.1 million from the prior month’s oil cash receipts.

Recorded natural gas cash receipts from the Underlying Properties totaled $0.6 million for the current month on realized wellhead prices of $2.30/Mcf, up $0.1 million from the prior month.

Total accrued operating expenses for the period were $2.4 million, a $0.4 million decrease month-over-month. Capital expenditures decreased $1.5 million from the prior period, to $0.5 million.

The cumulative shortfall in net profits for the current month will be deducted from any net profits in next month’s net profits interest calculation. The Trust will not receive proceeds pursuant to its net profits interest until the cumulative net profits shortfall is eliminated. In addition, if the Trust’s cash on hand is not sufficient to pay ordinary course administrative expenses and the Trust borrows funds or draws on the letter of credit that has been provided to the Trust, or if COERT Holdings 1, LLC (the “Sponsor”) advances funds to the Trust to pay such expenses, no further distributions will be made to Trust unitholders until such amounts borrowed or drawn, or advanced to the Trust, are repaid. At this time based on current commodity prices, the Sponsor anticipates that the Underlying Properties will return to generating positive net profits by early 2024.

About Permianville Royalty Trust

Permianville Royalty Trust is a Delaware statutory trust formed to own a net profits interest representing the right to receive 80% of the net profits from the sale of oil and natural gas production from certain, predominantly non-operated, oil and gas properties in the states of Texas, Louisiana and New Mexico. As described in the Trust’s filings with the Securities and Exchange Commission (the “SEC”), the amount of the periodic distributions is expected to fluctuate, depending on the proceeds received by the Trust as a result of actual production volumes, oil and gas prices, the amount and timing of capital expenditures, and the Trust’s administrative expenses, among other factors. Future distributions are expected to be made on a monthly basis. For additional information on the Trust, please visit www.permianvilleroyaltytrust.com.

Forward-Looking Statements and Cautionary Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include the amount and date of any anticipated distribution to unitholders and expectations regarding the future generation of net profits from the Underlying Properties. The anticipated distribution is based, in large part, on the amount of cash received or expected to be received by the Trust from the Sponsor with respect to the relevant period. The amount of such cash received or expected to be received by the Trust (and its ability to pay distributions) has been and will continue to be directly affected by the volatility in commodity prices, which have experienced significant fluctuation since the beginning of 2020 as a result of a variety of factors that are beyond the control of the Trust and the Sponsor. Low oil and natural gas prices will reduce profits to which the Trust is entitled, which will reduce the amount of cash available for distribution to unitholders and in certain periods could result in no distributions to unitholders. Other important factors that could cause actual results to differ materially include expenses of the Trust, reserves for anticipated future expenses, and public health concerns, such as the COVID-19 pandemic. In addition, future monthly capital expenditures may exceed the average levels experienced in 2022 and prior periods. Statements made in this press release are qualified by the cautionary statements made in this press release. Neither the Sponsor nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release. An investment in units issued by the Trust is subject to the risks described in the Trust’s filings with the SEC, including the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 23, 2023. The Trust’s quarterly and other filed reports are or will be available over the Internet at the SEC’s website at http://www.sec.gov.

Contact

Permianville Royalty Trust

The Bank of New York Mellon Trust Company, N.A., as Trustee

601 Travis Street, 16th Floor

Houston, Texas 77002

Sarah Newell 1 (512) 236-6555